Exhibit 99.1

November 21, 2007

Important Notice Regarding Idearc Savings Plans Blackout Period and Your

Rights to Trade Idearc Inc. Common Stock During the Blackout Period

To: All Directors and Executive Officers of Idearc Inc. and its Subsidiaries

The purpose of this notice is to inform you that the Idearc Savings Plan for Management Employees, the Idearc Savings and Security Plan for New York and New England Associates and the Idearc Savings and Security Plan for Mid-Atlantic Associates (each, a “Plan,” and together, the “Plans”) will be entering a blackout period due to a trustee and recordkeeper conversion from Fidelity Management Trust Company and Fidelity Investments Institutional Services Company, Inc. to J.P. Morgan Trust Company, N.A. and JPMorgan Retirement Plan Services as trustee and recordkeeper, respectively. As a result of this transition, there will be a period of time when participants in the Plans will be unable to access their accounts to direct or diversify their investments or obtain a loan or distribution from the Plans. As a director or executive officer of Idearc Inc. and/or its subsidiaries, this blackout of the Plans has a direct impact on your ability to trade Idearc Inc. Common Stock.

Under Securities and Exchange Commission (“SEC”) rules published pursuant to the Sarbanes-Oxley Act of 2002 (P.L. 107-24), which apply to 401(k) plan blackout periods, during “any period of more than three consecutive business days during which the ability to purchase, sell or otherwise acquire or transfer an interest in any equity security of such issuer held in an individual account is temporarily suspended by the issuer or by a fiduciary of the plan,” corporate insiders may no longer trade employer securities held outside of the plan. Specifically, the insider trading provision prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company. All shares held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service. The SEC’s rules provide a limited number of exemptions from the trading restriction. If you would like more information regarding these exemptions, please contact Larry Cannon, Vice President and Associate General Counsel, at (972) 453-7891.

Key Dates for Prohibition from Trading Idearc Inc. Common Stock*

Period Begins	December 27, 2007
Period Ends	During the Week of January 13, 2008

*	The trading prohibition related to the Plans’ blackout period is in addition to and will be during the quarterly trading prohibition related to the public release of financial results for the quarter and year ended December 31, 2007, which blackout period will end at the close of business on the second business day after these financial results are released.

Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Securities Exchange Act of 1934, including, in some cases, criminal penalties.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please direct any questions regarding this notice, including questions regarding whether the blackout period has begun or ended, to Larry Cannon, Vice President and Associate General Counsel, at (972) 453-7891. A copy of the blackout notice provided to Plan participants is attached.

William G. Mundy

WGM:bkb

Enclosure

Important Notice Concerning Your Rights

Under the:

Idearc Savings Plan for Management Employees

Idearc Savings and Security Plan for New York and New England Associates

Idearc Savings and Security Plan for Mid-Atlantic Associates

Nov. 19, 2007

This notice is to inform you that effective Jan. 1, 2008, JPMorgan Retirement Plan Services will replace Fidelity Investments Institutional Services Company, Inc. as the recordkeeper for the Idearc Savings Plans listed above. As a result of these changes, beginning at 3 p.m. Central time on Dec. 27, 2007, you temporarily will be unable to change your contribution amount, direct or diversify investments in your individual accounts, and temporarily be unable to obtain a loan, withdrawal or distribution from the plans. In addition, beginning Dec. 27, 2007, you will temporarily be unable to pay off a loan. This period, during which you will be unable to exercise these rights otherwise available under the plans, is called a “blackout period.”

The blackout period for the plans will begin on Dec. 27, 2007, and is expected to end during the week of Jan. 13, 2008. During this time, you can determine whether the blackout period has ended by calling JPMorgan at 800-345-2345.

From Dec. 27, 2007, until the end of the blackout period, you will be unable to pay off a loan. From Dec. 27, 2007, until the end of the blackout period, you will be unable to direct or diversify any assets held in your plan accounts. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Whether or not you are planning to retire soon, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

If you have any questions concerning this notice, you should contact the current Plan Administrator by calling 888-457-9333 or by mail at Plan Administrator of the Idearc Savings Plans, c/o

Fidelity Investments

Institutional Services Company, Inc.

82 Devonshire St.

Boston, MA 02109

DC-IDM-45919-0711

© 2007 J.P. Morgan Retirement Plan Services LLC. All rights reserved.